AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GVI SECURITY SOLUTIONS, INC.

GVI Security Solutions, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.
The name of this Corporation is GVI Security Solutions, Inc.  At the time of incorporation the Corporation was known as Thinking Tools, Inc.  The original Certificate of Incorporation was filed on August 8, 1996, as renewed and amended from time to time.  The effective date and time of this Amended and Restated Certificate of Incorporation shall be 12:01 am, Eastern Time, on December 9, 2009, contemporaneously with the Merger of GenNx360 GVI Acquisition Corp. with and into the Corporation with the Corporation being the surviving corporation of such merger.

2.	This Amended and Restated Certificate of Incorporation restated and integrates and further amends the Certificate of Incorporation to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is GVI Security Solutions, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of capital stock all of which shall be designated “Common Stock” and shall have a par value of $0.001 per share.

ARTICLE V
DIRECTORS

The number of directors of the Corporation shall be such as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.  The election of directors of the Corporation need not be by ballot unless the bylaws of the Corporation so require.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI
MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a)           In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered:

(i)            to make, alter, amend or repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation;

(ii)           without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

(iii)          to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(iv)          to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the bylaws of the Corporation.

(b)           Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the bylaws of the Corporation.

(c)           From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

ARTICLE VII
DGCL 203

The Corporation elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned this 9th day of December, 2009.

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name: Steven E. Walin
Title: Chief Executive Officer